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                                                    EXHIBIT 8(n)

              AMENDMENT TO PARTICIPATION AGREEMENT


      THIS AMENDMENT, made and entered into as of this ___ day of ___________, 2000, by and among GOLDEN AMERICAN LIFE INSURANCE COMPANY (hereinafter "GALIC"), a Delaware life insurance company, on its own behalf and on behalf of its SEPARATE ACCOUNT B (the "Account"); THE PRUDENTIAL SERIES FUND, INC., an open-end management investment company organized under the laws of Maryland (hereinafter the "Fund"); THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (hereinafter the "Adviser"), a New Jersey mutual insurance company; and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (hereinafter the "Distributor"), a Delaware limited liability company.

       WHEREAS, GALIC, the Fund, the Adviser, and the Distributor entered into a Participation Agreement dated as of the 25th day of April, 2000 (the "Participation Agreement"), whereby the Account expressed its intention to purchase shares of a certain series of the Fund, defined as the Designated Portfolio in the Participation Agreement, on behalf of certain variable life insurance policies and/or variable annuity contracts; and

      WHEREAS, the parties desire to amend the Participation Agreement to add an additional Designated Portfolio, the shares of which may be purchased by the Account upon the terms and conditions described in the Participation Agreement.

      NOW, THEREFORE, in consideration of their mutual promises, GALIC, the Fund, the Distributor and the Adviser agree as follows:

      The parties hereby agree to amend Schedule B of the Participation Agreement to identify the Designated Portfolios as: Prudential Series Fund, Inc.-Prudential Jennison Portfolio and Prudential Series Fund, Inc.-SP Jennison International Growth Portfolio.

       The   remaining   provisions  of  the   Participation
Agreement,  as  amended  by  the addition  of  a  Designated
Portfolio, shall remain in full force in effect.


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      IN  WITNESS  WHEREOF, each of the parties  hereto  has
caused this Amendment to Participation Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

            GOLDEN AMERICAN LIFE INSURANCE COMPANY

            By its authorized officer,

            By:______________________________

            Title:
            Date: __________________, 2000

            THE PRUDENTIAL SERIES FUND, INC.

            By its authorized officer,

            By:______________________________

            Title: President
            Date: __________________, 2000

            THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

            By its authorized officer,

            By:____________________________

            Title:  Executive Vice President
            Date: __________________, 2000

            PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

            By its authorized officer,

            By:____________________________

            Title:  President
            Date: __________________, 2000


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